Exhibit 99.1
FOR IMMEDIATE RELEASE
March 3, 2025
ORIGIN BANCORP, INC. PROVIDES UPDATE ON BOARD OF DIRECTORS
Company to Reduce Board Size, Further Enhancing Corporate Governance Profile
RUSTON, Louisiana (March 3, 2025) – Origin Bancorp, Inc. (NYSE: OBK) (“Origin”), the holding company for Origin Bank, today announced that five members of its Board of Directors will not stand for reelection at the 2025 Annual Meeting of Stockholders, decreasing the size of the Board from 16 to 11 directors. The Nominating and Corporate Governance Committee of the Board, including Origin’s lead independent director, has extensively studied the optimal Board size and composition in relation to the Company’s continued growth. Today’s announcement reflects the Board’s strategic initiative to reduce its size to better align with governance best practices. The five directors not standing for election are Jay Dyer, Farrell Malone, Lori Sirman, Elizabeth Solender and Steve Taylor.
“Each of these directors has made invaluable contributions to our Company and we are grateful for their service,” said Drake Mills, Chairman, President and CEO of Origin Bancorp, Inc. “Their expertise helped Origin through periods of significant transformation and growth. It is a credit to their stewardship that these directors each recognize that right-sizing the Board is in the Company’s best interests moving forward. On behalf of the entire organization, I’d like to thank them for their service to Origin and their guidance to our Board and management.”
Based on the recommendation of the Board’s Nominating and Corporate Governance Committee, the incumbent directors to be nominated for election at the 2025 Annual Meeting will be: Daniel Chu, James D’Agostino, Jr., James Davison, Jr., A. La’Verne Edney, Meryl Farr, Richard Gallot, Jr., Stacey Goff, Cecil Jones, Michael Jones, Gary Luffey and Drake Mills. The Company expects to hold its 2025 Annual Meeting on April 23, 2025.
Michael Jones, Chair of the Board’s Nominating and Corporate Governance Committee, added, “With these changes, we will have a smaller, more efficient Board of Directors, consistent with our commitment to best-in-class corporate governance. We have been intentional in the composition of a Board that will continue to be made up of highly qualified directors who each bring relevant backgrounds and skills to support management in driving the Company’s strategy and future growth, including experience in the banking and financial services industries as well as in executive leadership, strategic and financial planning, and risk management.”
The changes to the Board composition are not being made as a result of any disagreement between the departing directors and the Company.
About Origin
Origin Bancorp, Inc. is a financial holding company headquartered in Ruston, Louisiana. Origin’s wholly owned bank subsidiary, Origin Bank, was founded in 1912 in Choudrant, Louisiana. Deeply rooted in Origin’s history is a culture committed to providing personalized relationship banking to businesses, municipalities, and personal clients to enrich the lives of the people in the communities it serves. Origin provides a broad range of financial services and currently operates more than 55 locations in Dallas/Fort Worth, East Texas, Houston, North Louisiana, Mississippi, South Alabama and the Florida Panhandle. For more information, visit www.origin.bank.

Contact Information
Investor Relations
Chris Reigelman
318-497-3177
chris@origin.bank

Media Contact
Ryan Kilpatrick
318-232-7472
rkilpatrick@origin.bank